EXHIBIT 99.1

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For Immediate Release

Contacts:
FOR CASTLE HARLAN                                    FOR AAS
-----------------                                    -------
Charles Storer                                       Donna M. Wollen
212-836-4209                                         586-997-6845

                    TERENCE SEIKEL TO RESIGN AS PRESIDENT AND
                        CEO OF ADVANCED ACCESSORY SYSTEMS

     STERLING HEIGHTS, Michigan, September 7, 2004 - Advanced Accessory Systems, the leading manufacturer of automotive roof racks and towing systems in North America and Europe, announced today that Terence C. Seikel will resign as president and chief executive officer effective December 31, 2004, unless a successor is identified earlier. The company said he will remain on its board.

     Seikel, 47, has been with the company since 1996 and its president and CEO since 1999.

     "This has been a difficult decision, but I have decided to move on and pursue other interests," Seikel said. "Advanced Accessory Systems is a fast-paced, dynamic organization and a world-class competitor in the automotive markets, and I am pleased that I will be able to make a continuing contribution to this fine company as a member of its board."

     The company said that it had retained an executive search firm to help it find a successor to Seikel.

     AAS, based in Sterling Heights, has 25 manufacturing and support facilities throughout North America and Europe. Its customers include all of the major automotive companies, as well as numerous aftermarket product distribution channels. It had revenues of more than $350 million in the year ended
December 31, 2003, compared with $329 million in the prior year.

     The controlling interest in the company has been owned since April 2003 by an investment partnership organized and managed by Castle Harlan, Inc., a leading private-equity investment firm based in New York.

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